EXHIBIT 10.24

MINERAL PROPERTY

 EXPLORATION AND PURCHASE OPTION AGREEMENT

BETWEEN

LLOYD A. CLARK

AND

TREND MINING COMPANY

Dated and Effective as of September 2, 2004

TABLE OF CONTENTS

RECITALS	4

ARTICLE I DEFINITIONS	4

ARTICLE II REPRESENTATIONS AND WARRANTIES	7
2.1 CAPACITY OF THE PARTIES	7
2.2 DISCLOSURES	7
2.3 COMPANY REPRESENTATION AND WARRANTIES	7
2.4 OWNER REPRESENTATIONS AND WARRANTIES	7
2.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	7

ARTICLE III PURPOSE	8
3.1 GENERAL	8
3.2 PURPOSES	8

ARTICLE IV RELATIONSHIP OF THE PARTIES	8
4.1 NO PARTNERSHIP	8
4.2 OTHER BUSINESS OPPORTUNITIES	8
4.3 TRANSFER OR TERMINATION OF RIGHTS	9
4.4 IMPLIED COVENANTS	9

ARTICLE V TERMS	9
5.1 EFFECTIVE DATE AND TIME PERIOD TERM	9
5.2 GENERAL TERMS	9
5.3 WORK OBLIGATIONS	9
DEFAULT	10
PRODUCTION ROYALTY	10

ARTICLE VI DUTIES OF OPERATOR	10
6.1 POWERS AND DUTIES OF COMPANY	10
6.2 STANDARD OF CARE	11

ARTICLE VII WITHDRAWAL AND TERMINATION	11
7.1 TERMINATION BY EXPIRATION OR AGREEMENT	11
7.2 WITHDRAWAL	12
7.3 CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES	12
7.4 DISPOSITION OF ASSETS UPON TERMINATION	12
7.5 RIGHT TO DATA AFTER TERMINATION	12
7.6 CONTINUED AUTHORITY	12

ARTICLE VIII ADDITIONAL ACQUISITIONS	12
8.1 ACQUISITIONS WITHIN AREA OF INTEREST	12
8.2 ACQUISITIONS OUTSIDE OF AREA OF INTEREST	13

ARTICLE IX ABANDONMENT AND SURRENDER OF PROPERTIES	13
9.1 ABANDONMENT AND SURRENDER OF PROPERTIES	13

ARTICLE X TRANSFER OF INTEREST	13
10.1 GENERAL	13
10.2 LIMITATIONS AND FREE TRANSFERABILITY	13

TABLE OF CONTENTS

ARTICLE XI CONFIDENTIALITY	14
11.1 General	14
11.2 Exceptions	14
11.3 Press Release Draft for Comment	15
11.4 Notice Required	15
11.5 Duration of Confidentiality	15

ARTICLE XII GUARANTEE	15
12.1 OWNER Guarantees of its Affiliates	15
12.2 Company Guarantees of its Affiliates	15

ARTICLE XIII GENERAL PROVISIONS	15
13.1 Notice and Payment	16
13.2 Binding Effect	16
13.3 Waiver	16
13.4 Modification	16
13.5 Force Majeure	16
13.6 Governing Law	16
13.7 Arbitration	17
13.8 Further Assurances	17
13.9 Survival of Terms and Conditions	17
13.10 Entire Agreement; Successors and Assigns	17
13.11 Dollars	17
13.12 Counterparts	17

WITNESS AND EXECUTION	17

ACKNOWLEDGEMENTS	18

EXHIBIT "A" THE PROPERTY	19

EXHIBIT "B" GROSS ROYALTY	20

MINERAL PROPERTY

EXPLORATION AND PURCHASE OPTION AGREEMENT

THIS AGREEMENT is made, entered into and effective this 2nd day of September, 2004, herein referred to as the “Effective Date" between Lloyd A. Clark, referred to herein as “OWNER” whose address is 2091-206 Street, Langley, BC V2Z 2A4, and Trend Mining Company, a Delaware Corporation, herein referred to as “Company”whose address is 5575 South Sycamore Street, Suite 103, Littleton, CO 80120.

RECITALS

WHEREAS, OWNER controls or owns the Property (herein referred to as the “Property”) known as the Diabase Peninsula, Cree Lake Area, Saskatchewan (Saskatchewan Mineral Claim #S-106843). The Property is comprised of such surface and mineral rights as more particularly described in Exhibit “A” hereto.

WHEREAS, Company desires to enter into an Exploration and Purchase Agreement with OWNER for the Property.

NOW, THEREFORE, OWNER and Company agree to enter into an exclusive Exploration and Purchase Option Agreement, herein referred to as the “Agreement”, and in consideration of the mutual covenants and agreements contained herein, the Parties mutually agree as follows:

ARTICLE I

DEFINITIONS

"Accounting Procedure" means the procedures set forth in Section 6.1 h and 7.2.

"Acquiring Party" means the Party who has acquired additional interests within the Area of Interest as more particularly described in Section 9.1, 12.1 and 12.2 of this Agreement.

"Affiliate’(s)" means in respect of a party, any individual’(s), partnership’(s), corporation’(s), representative’(s), consultant’(s), joint venture’(s), corporation’(s) or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, OWNER or Company. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through OWNERship of voting securities, contract, voting trust or otherwise.

"Agreement" means this Mineral Exploration and Purchase Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are hereby incorporated herein by reference.

“Anniversary Date”shall mean the date following one or more years after the Effective Date.

"Assets" means the assets of the Mineral Property and includes without limitation the Property, Minerals and all other real and personal property, tangible and intangible, held or to be held for the benefit of the Property.

"Budget" means a detailed estimate of all costs to be incurred by Company with respect to a Program.

"Company" means Trend Mining Company, a company incorporated under the laws of Delaware and its “Affiliates”, successors and assigns.

"Deemed Expenditures" means the amount determined in accordance with the provisions in Section 5.2 of this Agreement.

"Development" means all preparation other than Exploration for the removal and recovery of Minerals, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Minerals.

“Dollars” or “$” means Canadian Dollars throughout this agreement.

"Effective Date" means September 2, 2004.

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Minerals.

"Exploration Expenditures" means all cash, expenses and obligation spent or incurred by Company on Operations and shall include, but not be limited to, all rentals, fees, option payments, taxes and assessment work required to keep the Mineral Lease Agreement and the Property in good standing, all expenditures for Corporate, Exploration Field Office, and all office and field related exploration activities including, with out limitations, geophysical, geological, geochemical, analytical and laboratory work, all surveys, drilling, assaying, metallurgical testing, engineering, and all other expenditures directly benefiting the Property.

"Force Majeure" shall have the meaning described to it in Section 14.5.

“Environmental Compliance” means actions taken in connection with activities or operations on the Property to comply with the requirements of all Environmental Laws or contractual or governmentally mandated commitments related to reclamation of the Property, or other compliance with Environmental Laws.

“Environmental Law”means the applicable Canadian environmental statutes and any provincial law counterparts, together with all other laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and charges thereunder) of federal, provincial and local governments (and all agencies thereof) concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relation to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the existence, manufacture, processing distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

"Lease" means the (“Mineral Exploration and Purchase Option Agreement”) granted by OWNER to Company as described in Section 5.

"Lease Payments" means the payment to be made during the term of Lease described in Section 5.2.

"Mineral Interest" means the property, any applicable mining easement and other mining rights or interests more particularly set out in Exhibit “A” hereto as at the date of this Agreement and shall include all lands acquired in the Area of Interest and those additional Mineral Interest which may be substituted, supplemented or acquired to form part of the Mineral Property during the term of the Agreement.

"Mining" means the mining, extracting, producing, handling, milling or other processing of Minerals.

"Minerals" means Uranium, PGE, gold, silver, antimony, mercury, copper, lead, zinc, and all other metals, mineral elements, mineral resources, mineral compounds, mineral materials, rock substances, concentrates and all other saleable or leaseable materials which exist on the Property or which are discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented.

"Mineral Products" means the precipitates, cathodes, leach solutions and any other primary, secondary or final product derived from operating the mine during the term of this Agreement including all Minerals and Ore mined or removed from the Property.

"Ore" means material from the Property, the nature and composition of which, in sole judgement of Company, justifies either: (1) mining or removing from the property during the term of this Agreement, shipping and selling the same, or delivering the same, to a processing plant for physical or chemical treatment; (2) treatment, including leaching, on the Property during the term of this Agreement.

"Operations" means the activities on or in relation to the Property carried out under this Agreement including, without limitation, Exploration, Development, Financing, Mining, and acquisition of additional Properties in the Area of Interest, and marketing of Minerals.

"Operator" means Company or any and all “Affiliates,” successor operators, whether during the Lease Period or thereafter.

“OWNER” means Lloyd A. Clark.

"Party" and "Parties" mean the Parties to this Agreement, OWNER and Affiliates and Company and Affiliates.

"Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Company for a specified period.

"Project" means the conduct of work relating to the Property for the purpose of Operations.

"Project Account" shall mean for the account of the Mineral Property as funded by Company during the Lease Period.

"Property" or "Properties" means an undivided one hundred percent (100%) right, title and interest in and to the mining properties, interests, minerals, metals, mineral rights, mill sites and other rights more particularly described in Exhibit “A” and shall include any Properties, Claims, and all and any Interests acquired within the Area of Interest. For greater certainty, it is agreed and acknowledged that within the Property there may be geographic areas that are owned by third parties.

"Property Payments" means all payments or expenditures required pursuant to this Mineral Lease Agreement and all payments or expenditures required to maintain title to the Property or Mineral Interest in the Property, including without limitation to the government.

"Royalty" means the 3% Gross Royalty payable to OWNER in accordance with Section 5.5 and Exhibit “B” attached hereto.

"Terms" means the payments, production royalty, stock, and all other monetary interests outlined in accordance with Section 5.2.

"Transfer" means sell, grant, assign, encumber, pledge, quit claim or otherwise commit or dispose of.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Capacity of the Parties

Each of the Parties represents and warrants as of the Effective Date and as of the date this Agreement is actually signed as follows:

a)
That it is an individual or corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

b)
That it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

c)	That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2 Disclosures

Each of the Parties represents and warrants to the best of their knowledge and as of the Effective Date and as of the date this Agreement is actually signed that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to any other Party in order to prevent the representations in this Agreement from being materially misleading.

2.3 Company Representation and Warranties

a)	Company or its Affiliates shall not commit any act or acts, which will encumber or cause a lien to be placed on the property.

b)
Company or its Affiliates will at its sole cost and expense, remove or take remedial action with regards to any materials released by Company or its Affiliates, contractors and agents into the environment at, on or near the Property after the date of this Agreement for which any removal or remedial action is required pursuant to any law, regulations or governmental action, whether enacted, made or declared in force before or after the date of this Agreement.

c)
Company will at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Property by Company or by Company’s Affiliates, contractors or agents and conduct all activities in compliance with environmental laws and regulations.

2.4 OWNER Representations and Warranties

OWNER represents and warrants to the best of its knowledge as of the Effective Date and as of the date that this Agreement is actually signed that:

a)	OWNER has paid all rentals, taxes, assessments, charges, fees and other levies imposed upon or required with respect to the Property.

2.5 Survival of Representations and Warranties

The above representations and warranties are conditions on which the parties have relied in entering into this Agreement and each party will indemnify and hold harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by them and contained in this Agreement (including, without limitations, lawyer’s fees and disbursements).

ARTICLE III

PURPOSE

3.1 General

This Agreement is to set forth requirements of Company to maintain and exercise the Exploration and Purchase Option Agreement.

3.2 Purposes

The purpose and scope of this Agreement is for Company to undertake Operations with a view to initially conducting exploration of the area covered by the Property to fully delineate all mineral showings and ultimately to delineate one or more ore deposits containing uranium, precious metals or other metals amenable to commercial development, to thereafter undertake further exploration drilling and sampling to confirm the size and extent of the potential ore deposits and undertake development and mining and metallurgical test work to analyze alternative mining and milling methods, recovery rates, and grades of minerals for commercial exploitation of the ore deposits delineated.

ARTICLE IV

RELATIONSHIP OF THE PARTIES
4.1 No Partnership

Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, or, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Party, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein, and any such action or assumption by a Party's directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Party of this Agreement. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Parties that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2 Other Business Opportunities

Except as expressly provided in this Agreement, each Party shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting any other Party. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of any Party, and no Party shall have any obligation to any other Party with respect to any opportunity to acquire any property.

4.3 Transfer or Termination of Rights

Except as otherwise provided in this Agreement, neither OWNER nor Company shall transfer all or any part of its interest in the Property, the Properties, the Assets or this Agreement or otherwise permit or cause such interests to terminate without approval by written consent by both Parties.

4.4 Implied Covenants

There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE V

TERMS

5.1 Effective Date and Time Period Term

The Effective Date of this Agreement shall be September 2, 2004. Unless sooner terminated as provided in this Agreement, the term of this Exploration and Purchase Agreement shall be for a primary period of eight years from the effective date.

5.2 General Terms

General Terms of this Exploration and Purchase Agreement are as follows:

a)	Payments: Payment schedule beginning as of the effective date due the OWNER payable annually.

Year 1 $5,000 cash due on signing and 37,500 shares of common stock of the Company (valued at $10,000).

Year 2 $20,000 due on first anniversary date in cash or stock.

Year 3 $30,000 due on anniversary date in cash or stock

b)	Buyout: $1 million at any time up to eight years, less any preceding annual payments, for 100% interest.

5.3 Work Obligations

Company shall be obligated during this Agreement to:

a)	Conduct activities as a prudent operator in accordance with Section 6.2.

b)
Perform geologic test work or other qualifying activities of a minimum of $C25,000 per year, or such levels as required to meet Saskatchewan statutes to maintain Property in good standing, and to be completed, or bonded for completion during the following season,by December 30th of each year

5.4 Default

Subject to the terms of Section 5, if Company fails to perform any of the obligations specified in Sections 5.2 and 5.3 required to maintain this Agreement on the date called for such performance hereunder, OWNER may give a written notice (the "Default Notice") specifying the due date and the obligation not performed and if performance or payment in full is not received within thirty (30) days of the Default Notice, this Agreement shall expire upon the expiration of five (5) days after the receipt by Company of a termination notice. Upon Termination, Company shall have no right, title or interest of any kind whatsoever in the Property, the Royalty or any other rights or assets obtained or governed by this Agreement during the term from and after that date, unless during such thirty (30) day notice period Company cures any default and keeps this Agreement in good standing.

5.5	Production Royalty

Company shall pay to OWNER a Gross Production Royalty described in this Section and further described in Exhibit “B” during the time which Company produces any Minerals, Ore or Mineral Products. Payment of the Royalty shall be determined and paid in accordance with the provisions of Exhibit “B”. The Royalty payable by Company to OWNER under this Agreement shall be defined as a percentage of actual metal/mineral sales, with no deductions for refining or transportation expenses, by the Company or other operator.

b.
Royalty Buyout: In accordance with the following schedule, the Operator may purchase OWNER’s underlying royalty interest for $C 1 million at any time up to but no later than 8 years from the Effective Date of this agreement.

$1mm for the first percent;

$3mm for the second percent; and

$7mm for third percent.

Buyout terms defined in Section 5.5b are separate from any production royalty payments; in other words, royalty payments made from production shall not be credited against Buyout Payments; however, any of the annual payments made before a buyout of the production royalty shall be deducted from the Buyout Price. In the event that Operator exercises its right to purchase any or all of the royalty interest under the above terms, the royalty interest that Owner is selling, whether the first, second, or third percent, will pertain to the entire Area of Interest.

ARTICLE VI

DUTIES OF OPERATOR

6.1 Powers and Duties of Company

a)	Company shall keep the Assets free and clear of all liens and encumbrances and mechanic’s or material men’s liens.

b)
In no event shall Company permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges; and shall do all other acts reasonably necessary to maintain the Assets.

c)
Company shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all applicable laws and regulations; (iii) notify promptly OWNER of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required by Company. Company shall not be in breach of this provision if a violation has occurred in spite of the Company’s good faith efforts to comply, and Company has timely cured or disposed of such violation through performance, or payment of fines and penalties. For greater certainty, in respect of Subsections 6.1 (b) during the Lease Period, Company shall be responsible for title, property and permitting issues.

d)
Company shall prosecute and defend, but shall not initiate without consent of OWNER, all litigation or administrative proceedings arising out of Operations. OWNER shall have the right to participate in such litigation or administrative proceedings. OWNER shall approve in advance any settlement involving payments, commitments or obligations in excess of fifty thousand dollars (US$50,000) in cash or value.

e)	Company shall not: (i) dispose of Assets or begin a liquidation of the Property; or (ii) dispose of all or a substantial part of the Assets.

f)
Company shall perform or cause to be performed during the term of this Agreement all work necessary to comply with agreements, concessions or other instruments constituting and governing the Property and Operations and shall take measures necessary to maintain same in full force and effect.

g)
At the request of OWNER, Company shall keep OWNER advised of all Operations by submitting in writing to OWNER: (i) quarterly progress reports which include statements of expenditures; (ii) copies of reports concerning Operations; (iii) a detailed final report within forty-five (45) days after completion of each Program and Budget which shall describe the results of each said Program; and (iv) such other reports as OWNER may reasonably request. At all reasonable times Company shall provide OWNER access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations.

h)	Company shall undertake all other activities reasonably necessary to fulfil the foregoing.

6.2 Standard of Care

Company shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of the Property, the Mineral Exploration and Purchase Agreement, any mineral interest, claims, leases, licenses, permits, contracts and other agreements pertaining to the Assets. Company shall not be liable for any act or omission resulting in damage or loss except to the extent caused by or attributable to Company’s negligence. The Operator shall timely post any bonding requirement in accordance with applicable government regulations for any operation conducted for the Property. Company shall have the obligation to apply such Standard of Care at all time during the Lease Period.

ARTICLE VII

WITHDRAWAL AND TERMINATION

7.1 Termination by Expiration or Agreement

This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

7.2 Withdrawal

Company may withdraw from the Property in accordance with the provision of this Agreement. Upon such withdrawal, this Agreement shall terminate, and Company shall be deemed to have transferred to OWNER all of its rights and interests in the Property, Assets and Properties, without cost, free and clear of all encumbrances arising by, through or under such withdrawing Party, except those to which both Parties have agreed. Company shall execute and deliver all instruments as may be necessary in the reasonable judgement of OWNER to affect the transfer of its interests in the Property, Assets and Properties to OWNER.

7.3 Continuing Obligations and Environmental Liabilities

During the term of this Agreement and after termination of the Property or this Agreement under Sections 8.1 and 8.2, Company shall remain liable for its liabilities to third parties (whether such arises before or after such withdrawal), including environmental liabilities and related bonding requirement. Company's liabilities shall include environmental damage and liabilities, which are caused by or as a result of work done on the Mineral Property.

7.4 Disposition of Assets on Termination

Promptly after termination under Sections 8.1 and 8.2, Company shall take all action necessary to wind up the activities of the Property. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to Company.

7.5 Right to Data After Termination

After termination of the Property pursuant to Sections 8.1 and 8.2, each Party shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawal Party shall not be entitled to any such copies after any other termination or withdrawal.

7.6 Continued Authority

On termination of the Property under Sections 8.1 and 8.2, OWNER (or Company in the event of a withdrawal by OWNER) shall have the power and authority to do all things which are reasonably necessary or convenient to: (a) wind up operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of operations prior to such termination or withdrawal. OWNER shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Parties and the Property, and take any other reasonable action.

ARTICLE VIII

ADDITIONAL ACQUISITIONS

8.1 Acquisitions within the Area of Interest

The Area of Interest is defined as all of the area located within 10km of the outer boundaries of Saskatchewan Mineral Claim #S-106843. Any acquisitions of property within this boundary by either the OWNER or the Company shall be considered subject to this agreement unless both parties agree in writing to exclude a specific parcel of property from this agreement.

8.2 Acquisitions outside of the Area of Interest

If either party should undertake an acquisition outside of the Area of Interest, as defined above, such parcel shall be not subject to the terms of this agreement unless both parties agree in writing to include the specific parcel within this agreement.

ARTICLE IX

ABANDONMENT AND SURRENDER OF PROPERTIES

9.1 Surrender or Abandonment of Properties

OWNER may authorize Company to cause the surrender or abandonment of part or all of the Properties. If OWNER authorizes any such surrender or abandonment, then Company shall so notify OWNER during this Agreement, and if there is an objection within thirty (30) days, there shall be an assignment to OWNER by the appropriate conveyance document and without cost, of that interest in the Property to be abandoned or surrendered, and the abandoned or surrendered Property shall cease to be part of the Property, the Parties shall remain obligated for liabilities arising prior to abandonment.

ARTICLE X

TRANSFER OF INTEREST

10.1 General

The transfer by either party of any interest in this Agreement or any rights hereunder, shall be subject to the non-transferring parties pre-emptive right in accordance with this Article.

10.2 Limitations on Free Transferability

The Transfer right of Company or for OWNER in Section 11.1 shall be subject to the following terms and conditions:

a)
A Party wishing to transfer an Interest shall promptly notify the other of its intentions, by written notice stating the price and other pertinent terms of the intended transfer and shall be accompanied by a copy of the offer or contract for sale.

b)
The other Party shall have thirty (30) days from the date of delivery and receipt of the notice to state whether it elects to acquire the offered Interest at the same price and on the same terms and conditions as set forth in the notice.

c)	If the other Party so elects, the transfer shall be consummated as promptly as possible after the election notice is delivered to the transferring Party.

d)
If the non-transferring Party does not so elect to exercise its right, the transferring Party shall have one hundred and eighty (180) days to consummate the proposed transaction with the third party on terms no less favourable that made to the non-transferring Party.

e)	If the transaction is not consummated within the said one hundred and eighty (180) days, the non-transferring Party’s pre-emptive right shall be revived.

f)	Any transfer made without obtaining the non-transferring Party’s waiver of such right or compliance with the subsections of this Section will be null and void.

g)
No transferee of all or any part of the Interest of a Party shall have the rights of that Party unless and until the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement as if an original Party thereto to the same extent as the transferring Party.

h)
No Transfer permitted by this Section shall relieve the transferring Party of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer.

i)	The transferring Party and the transferee shall bear all tax consequences of the Transfer.

j)	In the event of a Transfer of less than all of a Party’s Interest, the transferring Party and its transferee shall act and be treated as one.

k)
If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Party’s Interest or the Assets to secure a loan or other indebtedness of a Party in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Party hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be subject to the pre-emptive right described in this Article and it shall comply with and be bound by the terms and conditions of this Agreement.

l)	No transfer, sale or disposition shall in any way modify the non-transferring rights in the Property.

ARTICLE XI

CONFIDENTIALITY
11.1 General

The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Parties and, except as provided in Section 12.2, shall not be disclosed to any third party or the public without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11.2 Exceptions

The consent required by Section 11.1 shall not apply to a disclosure:

a)	To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed provided such person agrees to maintain the confidentiality of such information;

b)
To any third party to whom the disclosing Party contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets provided such party agrees to maintain the confidentiality of such information; or

c)
To a governmental agency or to the public, which the disclosing Party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange provided that the pertinent disclosure is given to the other party and no objection is received within twenty-four (24) hours.

11.3 Press Release Draft For Comment

In the event that either Company or OWNER wishes or is required to issue a press release or public statement, it will first provide the other Party with a draft copy for review and comment. In the event that the other Party fails to comment on the release within twenty-four (24) hours of its receipt, or such earlier deadline as may be necessary to permit the Party issuing the release to satisfy all regulatory requirements, they will be deemed to have approved of the release in its entirety.

11.4 Notice Required

In any case in which Section 11.3 is applicable, the disclosing Party shall give notice to the other Party concurrently with the making of such disclosure. As to any disclosure pursuant to Section 11.2 (a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Parties are obligated under this Section.

11.5 Duration of Confidentiality

The provisions of this Section shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 8.1, and shall continue to apply to any Party who Transfers its Participating Interest, for two (2) years following the date of such occurrence.

ARTICLE XII

GUARANTEE

12.1 OWNER Guarantee of its Affiliates

OWNER hereby guarantees the performance by its Affiliates of their respective obligations under this Agreement.

12.2 Company Guarantee of its Affiliates

The Company hereby guarantees the performance by its Affiliates of their respective obligations under this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Notices and Payment

All notices, payments and other required communications ("Notices") to the Parties shall be in writing, and shall be addressed respectively as follows:

OWNER’s Authorized Representative:	Lloyd A. Clark
2091-206 Street	Telephone No:	604-533-0022
Langley, BC V2Z 2A4	Facsimile No:	604-533-0008

Company’s Authorized Representative:	Thomas Loucks, President, Trend Mining Company
5575 South Sycamore Street, Suite 103	Telephone No:	303-798-7363
Littleton, CO 80120	Facsimile No:	303-798-7374

All Notices shall be given (i) by personal delivery to the Party, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A Party to this Agreement may change its address by Notice to the other Party to this Agreement. Any payment called for shall be made at the place designated in this Section 14.1. Any payment shall be made in Canadian funds, or as otherwise permitted by the receiving Party.

Notification or changes of authorized representatives for Company or OWNER shall be provided in writing, in advance, in accordance with Section 14.1.

13.2 Binding Effect

Company and OWNER agree to be bound by this Agreement from the Effective Date and that this Agreement shall replace any prior understandings or agreements. Each Party agrees to bear its own costs for the negotiation of this Agreement.

13.3 Waiver

The failure of a Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right thereafter to enforce any provision or exercise any right.

13.4 Modification

No modification of this Agreement shall be valid unless made in writing and duly executed by the Parties..

13.5 Force Majeure

If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event.  The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages, or other labor disputes, or supplier failures.

13.6 Governing Law

It is mutually understood and agreed that the rights and obligations of the parties under or related to this Agreement shall be governed in accordance with and by the Laws of the Province of British Columbia, both as to interpretation and performance, and that any action at law, suit in equity or judicial proceeding for the enforcement of this Agreement or any provision thereof shall be instituted only in the courts of British Columbia and maintained only in any court of competent jurisdiction in British Columbia. In the event suit or action is filed by any party to enforce this Agreement or respect to a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to all other costs, damages and rewards, its reasonable attorney fees at trial, upon any appeal and petition for review.

13.7 Arbitration

An arbitration procedure for the interpretation of this Agreement and any dispute arising between the Parties will be implemented under arbitration proceedings all parties agreed in advance. It is expressly agreed and acknowledged that Company and OWNER will cause their subsidiaries and their representatives involved in the Property, whether directly or indirectly, to act in accordance with any arbitration result and to cause them to take all reasonable steps to confirm or carry out any ruling or order made in the arbitration proceedings or as a result of any arbitration proceedings or results.

13.8 Further Assurances

Each of the Parties to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

13.9 Survival of Terms and Conditions

The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Party in whose favor they run: Sections 2.2, 5.4, 8.2, 8.3, 12.3 and 12.5.

13.10 Entire Agreement; Successors and Assigns

This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

13.11 Dollars

The references to "Dollars" or "$" in this Agreement shall mean Canadian dollars.

13.12 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WITNESS AND EXECUTION

Property OWNER

By: /s/ Lloyd A. Clark
Lloyd A. Clark	And

COMPANY
By: /s/ Thomas Loucks
Thomas Loucks
President
Trend Mining Company

ACKNOWLEDGEMENTS

BRITISH COLUMBIA

This Agreement to the Exploration and Purchase Agreement was acknowledged before me on ____________________________________, 2005.

/s/ Lloyd A. Clark
By: Lloyd A. Clark, Property OWNER

Notary Public

My Commission Expires On: __________________________

This Agreement to the Exploration and Purchase Agreement was acknowledged before me on ____________________________________, 2005.

/s/Thomas Loucks
By: Thomas Loucks, President, Trend Mining Company

Notary Public

My Commission Expires On: __________________________

EXHIBIT “A”

“THE PROPERTY”

Mineral Exploration and Purchase Agreement

The Property herein shall mean, be defined and include all lands, claims and interests described in and made apart of this Agreement and shall include an “Area of Interest” attached to and made part of the Mineral Exploration and Purchase Agreement made between OWNER and Company in respect to Saskatchewan Mineral Claim S-106843, Saskatchewan, dated September 2, 2004.

Description of the Property and Area of Interest

1) Description of Property

Saskatchewan Mineral Claim S-106843, located in the Northern Mining District, Province of Saskatchewan, and more particularly described as the “Cree Lake area,” on NTS Sheet 74-G-7, with the center of the claim located approximately at Longitude 106 degrees 53’ 56” and Latitude 57 degrees 26’ 34”, containing approximately 1.681 hectares and located effective December 30, 2002.

EXHIBIT “B”

“GROSS ROYALTY”

Attached to and made part of that certain Exploration and Purchase Agreement made between Company and OWNER in respect of the Mineral Property dated as of September 2, 2004.

1) Definitions and Interpretation

Where used herein:

Agreement means the above-referenced and attached Agreement, including any amendments thereto or renewals or extensions thereof.

Fiscal Period means the Company fiscal year which ends on September 30th each year.

shall mean OWNER.

Product means Ore, Minerals or Mineral Products as defined in Article 1, Definitions of the Agreement.

Royalty Interest means the share of Gross Sales payable under the Agreement, which is specified in Section 2) of the Agreement.

Seller shall mean Company.

Note: other words and expressions defined in the Agreement shall have the same meaning in this Schedule.

2) Gross Royalty

In the event that Company sells Product derived from the Property, “Gross Royalty” shall mean a percentage of the actual mineral or metal sales made by the Company with NO deductions for refining, transportation or other charges.

In the event that Company retains title to PGE, gold, silver, copper and other metals derived from the Property that is refined by any mint, smelter or refinery, “Gross Royalty” shall mean a percentage of the number of ounces or pounds of metals derived from Product during a fiscal quarter multiplied by the average London Bullion Market Association P.M. fixing for the fiscal quarter of production with NO deductions for refining, transportation or other charges.

3) Payment

The Royalty Interest shall be paid on a quarterly basis within forty-five (45) days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

Each payment under the preceding paragraph shall be accompanied by a statement indicating the calculation of Gross Royalty. The of the Royalty Interest shall be entitled to audit, inspect, and copy during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however, that such audit shall be made only on an annual basis and within twelve (12) months of the end of the Fiscal Period in respect of which such audit is made.

Company shall pay OWNER interest on late Royalty payments at the Prime Rate plus three percent (3%) for the time period after the forty-fifth (45th) day after the end of a fiscal quarter for which a Royalty payment is due OWNER and the date Company makes that Royalty payment to OWNER.

4) Non-Arm’s Length Sale of Product

For the purposes of calculating the amount of Royalty payable if the sales of any Product are to a company or enterprise associated with the seller, and if the sale price is not negotiated on an arm’s length basis, the seller shall, for the purposes of calculating the Gross Royalty and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which represents a reasonable net sale price for such sale as if negotiated at arm’s length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to products similar to such Product; terms of agreements between arm’s length parties for the purchase and sale of similar products in similar quantities for delivery over similar periods of time; and physical and/or chemical characteristics of such Products).

The seller shall by notice inform the OWNER of the Royalty Interest of the quantum of such reasonable net sale price and if the OWNER of the Royalty Interest does not object thereto within 180 days after receipt of such notice, said quantum shall be final and binding upon the OWNER of the Royalty Interest.

If the OWNER of the Royalty Interest objects to such quantum by notice delivered to the seller within said 180 days, then the quantum of such reasonable net sale price shall be decided by arbitration with a single arbitrator to be appointed in accordance with the provisions of the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as OWNER considers necessary. The decision of the arbitrator shall be final and binding on the parties and will not be subject to appeal.

5) Segregation of Property

The determination of Gross Royalty is based on the premise that production will be developed solely on the Property. Other mining properties may be incorporated with the Property into a single mining project and the metals, ores or concentrates pertaining to each may be blended or commingled at the time of mining or at any time thereafter, provided however, that the respective mining properties (including the Property) shall have allocated to them the proportionate share of the Gross Royalty realized from such single operation, all as determined in accordance with the commingling provisions of the Agreement and generally accepted accounting principles. The OWNER or representative appointed by OWNER of the Royalty Interest shall have the right, during reasonable business hours and upon prior notice to Company to enter upon the mining properties and to inspect the plant and procedures followed with respect to allocations made under this paragraph provided that such entry shall be at the sole risk and cost of the OWNER of the Royalty Interest. If the parties disagree on the allocation of actual proceeds received and deductions, such disagreement shall be referred to arbitration in the manner provided in the Agreement and the arbitrator shall have reference first to the Agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants and financial advisors as the arbitrator considers necessary. The decision of the arbitrator shall be final and binding on the parties.